EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2017, with respect to the consolidated financial statements included in the Annual Report of PhotoMedex, Inc. on Form 10-K for the year ended December 31, 2016.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of PhotoMedex, Inc. on Form S-3 (File No. 333-201404) and on Form S-8 (File Nos. 333-114181, 333-132656, 333-132655, 333-146558, 333-159224, 333-170940 and 333-178423).

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel

March 31, 2017

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.